Lake Shore Bancorp, Inc. Announces

Third Quarter 2016 Dividend

DUNKIRK, N.Y. – October 26, 2016 – Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market:  LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced that the Company’s Board of Directors approved a $0.07 per share cash dividend on its common stock, payable on November 21,  2016, to shareholders of record as of November 10, 2016.  Based on the Company’s closing stock price of $14.31 on October 25, 2016, the implied dividend yield for the Company’s common stock is currently 1.96%.

Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or approximately 59.6% of the Company’s total outstanding stock, elected to waive its right to receive this cash dividend of approximately $255,000. On March 2, 2016, the MHC received the non-objection of the Federal Reserve Bank of Philadelphia to waive its right to receive dividends paid by the Company during the twelve months ending February 2, 2017, aggregating up to $0.28 per share.

Company Profile

Lake Shore Bancorp, Inc. (NASDAQ Global Market:  LSBK) is the mid-tier holding company of  Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York.  The Company had total assets of $478.4 million and total deposits of $374.5 million as of September 30,  2016.  The Bank offers a broad range of retail and commercial lending and deposit services.  The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”.  Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220